Exhibit 99.1

                                  RISK FACTORS

      UAM's management may make "forward-looking" statements in the Form 10-K to which this document is filed as an exhibit, in other documents filed with the SEC (including those documents incorporated by reference into the Form 10-K), in press releases, and in discussions with analysts, investors and others. These statements include:

      o     descriptions of UAM's operational plans,
      o     expectations about future earnings and other results of operations,
      o     views of future industry or market conditions, and
      o other statements that include words like "may," "expects," "believes," and "intends," and that describe opinions about future events.

      Investors should not rely on these statements as though they were guarantees. These statements are current only when they are made. UAM's management has no obligation to revise or update these statements based on future developments. Known and unknown risks may cause UAM's actual results and performances to be materially different from those expressed or implied by these statements. Some of these risks are identified and explained below.

MOST OF UAM'S REVENUES ARE BASED ON THE MARKET VALUE OF MANAGED ASSETS AND, THEREFORE, WILL RISE AND FALL WITH CHANGES IN THE ECONOMY AND FINANCIAL MARKETS

      Most of the revenues of UAM's affiliated firms are investment advisory fees, which are based primarily on the market value of assets under management. Consequently, UAM's financial results depend directly on changes in the economy and financial markets. These changes can be extremely volatile and are difficult to predict.

      However, changes in the financial markets may also have an inverse effect on assets under management. First, when prices in financial markets rise, U.S. employers may make net withdrawals from their defined benefit plans. The Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code of 1986 (the "Tax Code") require employers to fund their plans sufficiently to generate the benefits they have promised, based on actuarial calculations. However, the Tax Code also discourages employers from overfunding these plans by limiting tax deductions for contributions to fully funded plans. UAM believes that the high investment returns experienced in the 1980s and 1990s have caused many defined benefit plans to reach or exceed their full funding limits. Therefore, many employers may have ceased to contribute additional cash to these plans, even though these employers may be withdrawing assets from the plans to pay benefits as they become due.

      Second, many investors wish to maintain a particular balance in their portfolios among various asset classes and investment styles. Over time, if funds allocated to one asset class outperform the rest of the portfolio, the portfolio may become overweighted in that asset class. If the investor has not changed its optimal asset allocation, the investor may rebalance the portfolio by withdrawing funds from the asset class that outperformed and redistributing those funds among the other asset classes and styles in the portfolio. In this way, an advisor that manages in one particular asset class or style may experience negative client cash flows after relative performance was positive, and positive client cash flows after relative performance was negative.

THE INVESTMENT MANAGEMENT BUSINESS IS HIGHLY COMPETITIVE

      UAM's affiliated firms compete to manage domestic and international investment portfolios for corporate benefit plans, mutual funds, government and union benefit plans, individuals, endowments, and foundations. UAM believes that the most important factors affecting competition in the investment management industry are:

      o     the abilities and reputations of investment managers,
      o     stability of a firm's workforce, especially of portfolio managers,
      o an effective marketing force with broad access to channels of distribution,
      o differences in the investment performance of investment management firms,
      o     adherence to particular investment styles,
      o     quality of client service,
      o     the development of new investment strategies,
      o     resources to invest in information technologies, and
      o     public recognition of trade names in retail markets

      UAM's affiliated firms face many competitors, including public and private investment advisers, as well as affiliates of securities broker-dealers, commercial banks, investment banks, and insurance companies. Barriers to entry are low, and firms in the investment management business are relatively long-lived.

      Institutional clients typically may terminate investment management contracts without penalty upon 30-days' notice. Mutual funds typically may terminate investment management contracts without penalty upon 60-days' notice, and retail clients may redeem investments in mutual funds at any time.

THE INVESTMENT MANAGEMENT BUSINESS IS SUSCEPTIBLE TO INTERNAL SHIFTS AND FREQUENTLY REQUIRES FIRMS TO ADAPT

      Firms typically position themselves to provide investment management services within certain asset classes (equities, debt, real estate, etc.) and investment styles (value, growth, sector rotation, etc.). Periodic shifts in the investment management industry may favor firms with strength in particular areas and firms that have the ability to adjust to these shifts.

      For example, the implementation of the European Monetary Union includes the elimination of the national currencies and the coordination of economic policy of the 11 member countries. These developments may cause several shifts in the industry including:

      o The preferred basis for equity asset allocation may shift from regional and country selection to industry selection;
      o Investors in member countries may be more willing to invest in equity and debt securities from other member countries since there will no longer be exchange rate risk; and
      o Investors may no longer require certain hedging techniques that seek to reduce exchange rate risk.

      As another example, the press release attached as Exhibit 99.1 to the Company's Form 8-K filed on January 22, 1998, describes a shift in the market for institutionally managed real estate.

UAM'S AFFILIATED FIRMS DEPEND SIGNIFICANTLY ON KEY EMPLOYEES

      Individual investment managers at UAM's affiliated firms often have regular direct contact with clients, which may cause the clients to base their relationships largely on trust in that individual manager. Some clients could withdraw assets if an affiliated firm loses a key investment manager. UAM's success depends on its ability to attract, retain, and motivate sufficient numbers of qualified managers at its affiliated firms.

      In most cases, key managers have signed long-term employment contracts and have agreed not to provide investment advisory services to any of their firm's clients for a period after their employment ends. UAM depends on the enforceability of these employment and non-competition agreements. Also, UAM uses a combination of short-term and long-term financial incentives to help its firms retain these individuals. However, these methods do not guarantee that these individuals will remain with UAM's firms for the specified term of the agreements or for any further term. The market for investment managers is extremely competitive. Increasingly, in the industry, investment managers are moving among different firms and starting new firms.

UAM'S REPORTED NET EARNINGS MAY BE AFFECTED BY CHANGES IN ITS AMORTIZATION OF CLIENT CONTRACTS

      When UAM acquires an investment advisory firm in a purchase business transaction, UAM's balance sheet gains a new intangible asset - the cost assigned to investment advisory contracts acquired. UAM amortizes this amount on a straight-line basis over the estimated weighted average useful life of the contracts. Determinations of these estimates consider historical patterns of terminations by clients and the size and age of the contracts. If actual client terminations occur significantly sooner than originally estimated or in certain other circumstances, generally accepted accounting principles require that UAM amortize the remaining asset over the revised estimated (shorter) life. This acceleration of amortization further lowers UAM's reported net earnings during the revised estimated life of the contracts.

      In addition, UAM regularly analyzes the value of investment advisory contracts. Many factors can affect the value of these contracts, including changes in advisory fee rates, strategic planning at the affiliated firm, realignment of client and consultant relationships, and performance in managing assets. In its analysis, UAM compares the carrying value of the contracts against the estimated undiscounted future cash flows associated with the contracts. If the undiscounted future cash flows are not sufficient to recover the carrying value of the asset, accounting principles require that UAM adjust the carrying cost of the contracts to their estimated fair value. Such an adjustment, known to accountants as an "impairment" charge, would lower UAM's reported net earnings. The press release attached as Exhibit 99.1 to UAM's Form 8-K filed on January 22, 1998, describes a charge in the fourth quarter of fiscal year 1997 resulting from the impairment of client contracts at two of UAM's affiliated firms.

THE IRS IS SEEKING ADJUSTMENTS TO SEVERAL OF UAM'S FEDERAL INCOME TAX RETURNS

      The Notes to Consolidated Financial Statements which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999, describe UAM's method for amortizing investment advisory contracts for tax purposes in years prior to 1993 and the method permitted by the Revenue Reconciliation Act of 1993 (the "93 Act") for subsequent years. The Internal Revenue Service ("IRS") has audited UAM's federal income tax returns for 1984 through 1992 and is challenging UAM's amortization prior to the 93 Act. The Notes address this audit and the IRS's position in more detail. UAM believes that it will prevail in the audit. However, if the IRS prevails in all aspects of this audit, for the years prior to 1993 UAM would owe approximately $56,000,000, plus interest, in additional tax.

UAM DELEGATES AUTHORITY TO MAKE DECISIONS OVER THE OPERATIONS OF ITS AFFILIATED FIRMS

      As sole or principal stockholder, UAM has the power to elect and remove directors of its affiliated firms and to veto any major actions that the firm may take. However, UAM authorizes the principals of the affiliated firms to manage their own day-to-day operations, including employee matters, investment management policies and fee structures, product development, marketing, client relationships, compensation programs, and compliance activities. Indeed, UAM itself is not registered as an investment adviser either with the SEC or with any state or foreign regulatory agency and therefore cannot render investment advisory services except through its affiliated firms which are properly registered. Accordingly, UAM's approach limits its ability to alter or coordinate the investment management practices and policies of its affiliated firms.